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                                          Arthur Andersen LLP
                                          1601 Market Street
                                          Philadelphia, Pennsylvania 191030-2489

                                          Tel 267-675-6000



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 10, 2002

Dear Ladies and Gentlemen:

We have read the second, third and fourth paragraphs of Item 4 included in the Form 8-K dated April 10, 2002 of InterDigital Communications Corp. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP

Copy to: Mr. Richard J. Fagan, EVP and CFO, InterDigital Communications Corp.